UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2006 (December 19, 2006)
NOVINT TECHNOLOGIES, INC.
(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-51783 (Commission File Number)	85-0461778 (IRS Employer Identification Number)
4109 Bryan Avenue, NW
Albuquerque, New Mexico 87114
(Address of principal executive offices)
Registrant’s telephone number, including area code: (866) 298-4420
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     The following discussion provides only a brief description of the documents described below. The discussion is qualified in its entirety by the full text of the agreements, which are attached to this Current Report on Form 8-K as an exhibits.
     Effective December 19, 2006, Novint Technologies, Inc. (the “Company”) entered into a Manufacturing Agreement (the “Agreement”) with VTech Communications Ltd. (“VTech”) pursuant to which the Company engaged VTech to manufacture the Company’s Novint Falcon game controller (the “Falcon”), a computer gaming device that allows users to feel weight, shape, texture, dimension, dynamics, 3D motion and force effects when playing enabled computer games, together with certain components of the Falcon. In addition, VTech will be responsible for filling purchase orders for the Falcon delivered to VTech by the Company during the term of the Agreement.
     The term of the Agreement is for a period of eighteen (18) months after the date of the first delivery of products to the Company and shall renew every twelve (12) months thereafter unless either party gives the other written notice of termination at least 120 days prior to the expiration of the original term or any extension thereof.
     On November 14, 2006, the Company issued a press release announcing that it had selected VTech to manufacture the Falcon. A copy of the press release is incorporated by reference and filed as Exhibit 99.1 to this report.
Item 9.01 Financial Statements and Exhibits

Exhibit No	Item

10.1	Manufacturing Agreement dated December 19, 2006 by and between Novint Technologies, Inc. and VTech Communications Ltd.

10.2	Novint Purchase Order 1056. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

99.1	Press Release of Novint Technologies, Inc. dated as of November 14, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVINT TECHNOLOGIES, INC.
By:	/s/ Tom Anderson
Tom Anderson,
Chief Executive Officer and President
Dated: December 20, 2006